Exhibit 5.1

Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, New York 10112-0015 212.653.8700 main 212.653.8701 fax www.sheppard.com

July 24, 2026

VIA ELECTRONIC MAIL

Silo Pharma, Inc.

677 N. Washington Boulevard

Sarasota, FL 34236

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Silo Pharma, Inc., a Nevada corporation (the “Company”), in connection with the issuance of this opinion that relates to a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement covers the resale, by the selling stockholders listed therein, from time to time pursuant to Rule 415 under the Securities Act as set forth in the Registration Statement, of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), which consist of (i) 124,000 shares (the “Common Shares”) of Common Stock issued pursuant to the Securities Purchase Agreement, dated as of July 9, 2026, by and between the Company and certain institutional investors (the “Purchase Agreement”); (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 495,965 shares (the “Pre-Funded Warrant Shares”) of Common Stock issued pursuant to the Purchase Agreement; (iii)  Series A-3 warrants (the “Series A-3 Warrants”) to purchase up to 619,965 shares (the “Series A-3 Warrant Shares”) of Common Stock issued pursuant to the Purchase Agreement; (iv) Series A-4 warrants (the “Series A-4 Warrants”, together with the Pre-Funded Warrants and the Series A-3 Warrants, the “Investor Warrants”) to purchase up to 619,965 shares (the “Series A-4 Warrant Shares”) of Common Stock issued pursuant to the Purchase Agreement; and (v) warrants (the “Placement Agent Warrants”, together with the Investor Warrants, the “Warrants”) to purchase up to 46,497 shares (the “Placement Agent Warrant Shares”, together with the Series A-3 Warrant Shares and the Series A-4 Warrant Shares, the “Warrant Shares”, and together with the Common Shares and the Pre-Funded Warrant Shares, the “Shares”) of Common Stock issued pursuant to the engagement letter, dated as of April 23, 2026, by and between the Company and H.C. Wainwright & Co., LLC.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement.

In connection with the issuance of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

a. the Registration Statement, including the prospectus contained therein and all exhibits thereto;

b. the Purchase Agreement;

c. the Pre-Funded Warrants;

d. the Series A-3 Warrants;

e. the Series A-4 Warrants;

f. the Placement Agent Warrants;

Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, New York 10112-0015 212.653.8700 main 212.653.8701 fax www.sheppard.com

e. the Articles of Incorporation of the Company, as amended and presently in effect (the “Charter”);

f. the Bylaws of the Company as presently in effect (the “Bylaws”); and

g. certain resolutions adopted by the Board of Directors of the Company relating to the issuance of the Common Shares, and the Warrant Shares being registered pursuant to the Registration Statement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In connection with the issuance of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and of public officials.

In our examination, we have assumed: (a) the genuineness of all signatures, including endorsements; (b) the legal capacity and competency of all natural persons; (c) the authenticity of all documents submitted to us as originals; (d) the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies; and (e) the accuracy, completeness and authenticity of certificates of public officials.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1. The Warrants constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2. The Common Shares have been duly authorized by all requisite corporate action on the part of the Company Article 78 of the Nevada Revised Statutes (the “NRS”) and are validly issued, fully paid, and non-assessable.

3. The Warrant Shares have been duly authorized by all requisite corporate action on the part of the Company under the NRS and, when the Warrant Shares are delivered and paid for in accordance with the terms of the applicable Warrants and when evidence of the issuance thereof is duly recorded in the Company’s books and records, the Warrant Shares will be validly issued, fully paid, and non-assessable.

Our opinion set forth in paragraph 1 above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, New York 10112-0015 212.653.8700 main 212.653.8701 fax www.sheppard.com

The opinion we render herein is limited to those matters governed by the State of New York and the NRS as of the date hereof and we disclaim any obligation to revise or supplement the opinion rendered herein should the above-referenced laws be changed by legislative or regulatory action, judicial decision, or otherwise. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof. We express no opinion as to matters governed by any laws other than the State of New York or the NRS.

This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events, or developments that hereafter may be brought to our attention or that may alter, affect, or modify the opinion expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations under the Securities Act. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares being registered while the Registration Statement is effective under the Securities Act.

Respectfully Submitted,

/s/ Sheppard, Mullin, Richter & Hampton LLP
SHEPPARD, MULLIN, RICHTER & HAMPTON LLP